Exhibit 99.1

STONEGATE MORTGAGE CORPORATION ANNOUNCES DATE OF SPECIAL STOCKHOLDERS MEETING IN CONNECTION WITH ACQUISITION BY HOME POINT FINANCIAL CORPORATION

Indianapolis, IN., March 13, 2017 – Stonegate Mortgage Corporation (NYSE: SGM) (“Stonegate Mortgage”) today announced that it has set a date for a special meeting of its stockholders to consider and vote on a proposal to adopt the previously announced merger agreement, dated as of January 26, 2017, which provides for the acquisition of Stonegate Mortgage by Home Point Financial Corporation (“Home Point Financial”), as well as certain other related matters. The special meeting is scheduled to be held on April 27, 2017 at 9:00 a.m., local time, at the offices of Stonegate Mortgage, located at 9190 Priority Way West Drive, Suite 300, Indianapolis, Indiana 46240.

Stonegate Mortgage’s stockholders of record as of the close of business on March 23, 2017 are entitled to notice of, and to vote at, the special meeting.

Stonegate Mortgage expects to file and commence a mailing of the definitive proxy statement in connection with the special meeting to its stockholders on or around March 27, 2017. The proxy statement will provide information for Stonegate Mortgage stockholders, as well as instructions for the stockholders on how to vote their shares of Stonegate Mortgage common stock.

The proposed merger is subject to approval by Stonegate Mortgage’s stockholders at the special meeting as well as certain regulatory approvals, some of which are not currently expected to be received prior to the special meeting, and certain other customary closing conditions. The Merger is expected to close by the end of the second quarter of 2017.

About Stonegate Mortgage

Founded in 2005, Stonegate Mortgage is a leading, publicly traded, mortgage company that originates, finances and services agency and non-agency residential mortgages through its network of retail offices and approved third party originators. Stonegate Mortgage also provides financing through its fully integrated warehouse lending platform, NattyMac. Stonegate Mortgage’s operational excellence, financial strength, dedication to customer service and commitment to technology have positioned the firm as a leading provider in the housing finance market. For further information about Stonegate Mortgage, please visit www.stonegatemtg.com.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed merger between Stonegate Mortgage and Home Point Financial. In connection with the proposed merger, Stonegate Mortgage intends to file with the SEC and furnish to its stockholders a definitive proxy statement on Schedule 14A and file other relevant materials. INVESTORS AND STOCKHOLDERS OF STONEGATE MORTGAGE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING STONEGATE MORTGAGE’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain copies of the documents, when filed, free of charge at the SEC’s website (http://www.sec.gov). Investors and stockholders may also obtain copies of documents filed by Stonegate Mortgage with the SEC by writing to Stonegate Mortgage Corporation, Attention: Secretary, 9190 Priority Way West Drive, Suite 300, Indianapolis, IN 46240, United States, or by visiting Stonegate Mortgage’s website (www.stonegatemtg.com).

Participants in Solicitation

Stonegate Mortgage and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of Stonegate Mortgage common stock in connection with the proposed merger. Information about Stonegate Mortgage’s directors and executive officers is available in Stonegate Mortgage’s proxy statement for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on May 19, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors and stockholders should read the proxy statement carefully when it becomes available before making any investment or voting decisions.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are intended to be protected by the safe harbor provided therein. We generally identify forward-looking statements, particularly those statements regarding the benefits of the proposed merger between Stonegate Mortgage and Home Point Financial, the anticipated timing of the transaction and the business of each company, by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “strategy,” “future,” “opportunity,” “will likely result” or the negative version of those words or other comparable words. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this press release, including, but not limited to: the risk that the proposed merger may not be completed in a timely manner or at all, which may adversely affect Stonegate Mortgage’s business and the price of Stonegate Mortgage common stock; required governmental approvals of the proposed merger may not be obtained or may not be obtained on the terms expected or on the anticipated schedule; Stonegate Mortgage’s stockholders may fail to approve the proposed merger; the parties to the merger agreement may fail to satisfy other conditions to the completion of the proposed merger, or may not be able to meet expectations regarding the timing and completion of the proposed merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the proposed merger on Stonegate Mortgage’s business relationships, operating results, and business generally; risks that the proposed merger disrupts current plans and operations of Stonegate Mortgage and potential difficulties in Stonegate Mortgage’s employee retention as a result of the proposed merger; risks related to diverting management’s attention from Stonegate Mortgage’s ongoing business operations; the outcome of any legal proceedings that may be instituted against Stonegate Mortgage related to the merger agreement or the proposed merger; the amount of the costs, fees, expenses and other charges related to the proposed merger; the impact of changes in interest rates; and political instability. For additional factors that could materially affect our financial results and our business generally, please refer to Stonegate Mortgage’s filings with the SEC, including but not limited to, the factors, uncertainties and risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Stonegate Mortgage undertakes no obligation to revise these statements following the date of this press release, except as required by law.

For inquiries, please contact:

Michael McFadden

Email: michael.mcfadden@stonegatemtg.com

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